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                              FOR USE: Immediate


NEW TOP MANAGEMENT TEAM TO LEAD NAVIGANT CONSULTING TO NEXT PHASE OF DEVELOPMENT
 .  New management team brings extensive track record of leadership, performance excellence
 .  Mitchell Saranow is Chairman, John Reed is Vice Chairman, Carl Spetzler is
   President. Office of Chief Executive formed.
 .  Robert Maher resigns

CHICAGO, November 22, 1999 - The Board of Directors of Navigant Consulting, Inc., [NYSE: NCI] today announced the election of a new top management team that will lead the company through the next stage of its development.

Mitchell H. Saranow, a member of the Board of Directors since 1996, has become the company's Chairman. John J. Reed and Carl S. Spetzler, who have been responsible for leading major parts of the company's management consulting practices, will serve as Vice Chairman and President, respectively. The three executives will share leadership roles as co-Chief Executive Officers and will together form the new Office of the Chief Executive. Messrs. Reed and Spetzler also have been appointed to the company's Board of Directors.

Speaking on behalf of the company's Board of Directors, former Illinois Governor James R. Thompson said, "Mitch, John and Carl bring the business acumen, vision, financial performance, consulting experience and credibility that will take the company to its next phase of development. They combine eight decades of successful leadership in generating performance excellence in their own enterprises and within Navigant Consulting."

"Navigant Consulting is a great company that can become even better. We have world-class consulting, management and staff talent, and our businesses are strong," Messrs. Saranow, Reed and Spetzler said in a statement. "We are moving from the entrepreneurial era to a new era that requires a different kind of management."

The Board of Directors accepted the resignation of Robert P. Maher, who served as the company's Chairman, Chief Executive Officer and President. Charles A. Demirjian, General Counsel, and Stephen J. Denari, Vice President of Corporate Development, were dismissed. In addition, Mr. Maher and Barry S. Cain, Vice President and Chief Administrative Officer, have resigned from the Board of Directors.

The Board of Directors also announced that it has formed a special committee -
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composed of Mr. Saranow and the two outside directors, Governor Thompson and
Peter Pond, Managing Director of Investment Banking of Donaldson, Lufkin and Jennrette - to review certain loans made to company officers in the third quarter of 1999 and other related matters. These loans, which were disclosed in the company's Quarterly Report on Form 10-Q for the third quarter of 1999, amounted to $10 million to Mr. Maher and a total of $7 million to Messrs. Cain,
Demirjian and Timothy D. Kingsbury, the company's Chief Financial Officer.   Mr.
Maher has repaid the $10 million loan, together with the accrued interest, by delivering approximately 493,000 shares of Navigant Consulting common stock to the company at a time when the market price was $20.50 per share.

As previously outlined in the Form 10-Q, KPMG, the company's auditor, has identified the issue of whether the pooling of interests accounting treatment of the business combinations consummated in the first quarter of 1999 remains appropriate in light of purchases of the company's stock that occurred in the third quarter. If any of the business combinations were to be recharacterized as purchases rather than poolings of interests, such change would not have any material impact on the company's cash flows or "cash earnings" during or after fiscal 1999. The effect on the company's reported net income in prior quarters would depend upon the significance of the affected transactions. If necessary, the company will file an amendment to its Quarterly Report on Form 10-Q promptly after the conclusion of the special committee's review of the matter. The company expects this issue to be resolved in early December.

Mitchell Saranow, Chairman of Navigant Consulting, has had nearly twenty years of experience in investment banking, leveraged buy-outs and venture capital as
well as eight years of experience as a chief financial officer.   Until early
1997, Mr. Saranow served as Chairman and CEO of Fluid Management, L.P., a company he founded in 1987 and grew into the leading manufacturer of color formulation equipment for the paint and ink industries worldwide. Previously, he served as Vice President of Finance for CFS Continental, Inc., one of the nation's largest institutional food service companies. He currently is a director and owner of Mid Atlantic Cable TV of Washington, D.C., which serves 50,000 subscribers in the Washington - Baltimore - Philadelphia area. Mr. Saranow is also a director of Lawson Products, Inc. He received his BS in 1967 from Northwestern University. In 1971, he received a MBA from Harvard Business School and a J.D. from Harvard Law School. Mr. Saranow also earned a CPA in 1981.

John Reed, Vice Chairman of Navigant Consulting, has nearly two decades of leadership in management, economic and financial consulting. He previously was an Executive Managing Director of one of the company's four divisions composed
of nine companies.   Mr. Reed built his own company - REED Consulting Group -
into a significant force in the electric utility industry, particularly in the area of asset transactions. REED Consulting Group was acquired by Navigant Consulting in 1997. He has provided advisory services in the areas of mergers, acquisitions, divestitures, and valuations, market analysis, planning and forecasting, rate and regulatory studies. Mr. Reed has led the firm's representation of utility clients in recent financial transactions totaling more than $20 billion. Earlier in his career, he was Chief Economist for Southern California Gas Company. Mr. Reed is a graduate of the Wharton School of the University of Pennsylvania.
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Carl Spetzler, President of Navigant Consulting, is a globally renowned consultant on change management, strategy development, business innovation and decision analysis. He previously was an Executive Managing Director of one of the company's four divisions composed of four previously separate companies. He has created business strategies for major financial institutions, capital-intensive companies, high-technology manufacturers and systems businesses. He has led strategy assignments to redirect and restructure major U.S. corporations. He co-founded the Strategic Decisions Group in 1981, which became part of Navigant Consulting in 1999. Prior to leading SDG, he was the Director of the Financial Industries and Strategic Methodologies Centers at SRI International, formerly Stanford Research Institute. He received an MBA and a PhD in economics and business administration and a BS in chemical engineering from the Illinois Institute of Technology.

Navigant Consulting, Inc. is a global management consulting firm that provides strategic, financial, management, and expert services to Fortune 100 companies, government agencies, legal counsels, and regulated and network industries. The company focuses on industries undergoing substantial structural change and the issues that drive it.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenue and financial estimates, significant client assignments, recruiting and new business solicitation efforts, regulatory changes, and general economic conditions.

For more information on Navigant Consulting, Inc., simply dial 1-800-PRO-INFO and enter the company ticker: NCI.